Exhibit 4.58

Framework Agreement

This Framework Agreement (this “Agreement”) is made and entered into on December 20, 2019 in Beijing, the People’s Republic of China (“China”, for the purpose of this Agreement, excluding Hong Kong, Macao and Taiwan) by and among:

(1)	Conew Network Technology (Beijing) Co., Ltd., a wholly foreign-owned enterprise established and validly existing under the laws of China (the “WFOE”);

(2)	Beijing Conew Technology Development Co., Ltd., a limited liability company established and validly existing under the laws of China (the “Domestic Company”);

(3)	Sheng Fu, a Chinese citizen, with the ID number of ***; and

Kun Wang, a Chinese citizen, with the ID number of *** (collectively referred to as the “Existing Shareholders”); and

(4)	Cheetah Mobile Inc., a company established and validly existing under the laws of the Cayman Islands (the “Cayman Company”).

For the purpose of this Agreement, the WFOE, the Domestic Company, the Existing Shareholders and the Cayman Company shall be individually referred to as a “Party” or such “Party” and collectively as the “Parties”, and each other shall be referred to as the other “Parties”.

WHEREAS:

(1)

Prior to the date of this Agreement, the WFOE, the Domestic Company and the Existing Shareholders have respectively executed the documents listed in Annex I (for the purpose of this Agreement, the documents listed in Annex I are collectively referred to as the “Existing Control Documents”).

(2)

The Parties agree to terminate the Existing Control Documents in accordance with the provisions of this Agreement, and it is intended that the Parties will execute new control documents as listed in Annex II.

NOW, THEREFORE, the Parties have reached the following agreement through consultation:

Article 1 Termination of Existing Control Documents

1.1

The WFOE, the Domestic Company and the Existing Shareholders hereby irrevocably agree and acknowledge that the Existing Control Documents listed in Annex I shall be terminated as of the date of this Agreement and shall no longer have any effect.

1.2

From the date of this Agreement, the WFOE, the Domestic Company and the Existing Shareholders no longer enjoy their rights under the Existing Control Documents, nor do they need to perform their obligations under the Existing Control Documents, provided that the rights and obligations that have actually been exercised by the WFOE, the Domestic Company and the Existing Shareholders based on any Existing Control Documents shall be effective, the amount, income or other interests of any nature obtained or actually possessed by any Party based on the Existing Control Documents need not be returned to the counterparty, and the receivables and payables formed by the WFOE, the Domestic Company and the Existing Shareholders based on legal or business relationships other than the Existing Control Documents shall still be paid.

1.3

Except as otherwise agreed in Article 1.2 above, the WFOE, the Domestic Company and the Existing Shareholders hereby irrevocably and unconditionally waive any dispute, claim, demand, right, obligation,

liability, action, contract or cause of action of any kind or nature owned or likely to be owned by them against the other Parties hereof in the past, now or in the future directly or indirectly related to or arising from the Existing Control Documents.

1.4

Without prejudice to the generality of Article 1.2 and 1.3 above, from the date of this Agreement, the WFOE, the Domestic Company and the Existing Shareholders hereby waive any commitment, debt, claim, demand, obligation and liability of any kind or nature owned or likely to be owned by such Party or its successors, assigns, transferees or executors in the past, now or in the future against the other Parties or their current and past directors, officers, employees, legal advisers and agents, their affiliates and the successors and assigns thereof related to or arising from the Existing Control Documents, including claims and causes of action at law and on the basis of the principle of equality, whether such claims or demands have been filed or not, or whether such claims or demands are absolute or contingent, known or unknown.

Article 2 Re-execution of Control Documents

2.1

The Parties hereby agree and acknowledge that, on the basis of the realization of Article 1 of this Agreement, the Parties will re-execute the documents listed in Annex II (collectively referred to as the “New Control Documents”), and the Parties agree that they will exercise related rights and fulfill related undertakings, obligations and responsibilities in accordance with the provisions of the New Control Documents.

Article 3 Representations and Warranties

3.1	Representations and Warranties of the Parties. Each Party represents and warrants to the other Parties as follows:

(1)

such Party has full legal right, power and authority to execute this Agreement and all contracts and documents mentioned in this Agreement to which it is a party, and the execution of this Agreement is the true intention of the Party;

(2)

no execution and performance of this Agreement will constitute a breach by such Party of any constitutional document, executed agreement and license obtained by it to which it is a party or which is binding on it, nor will it result in a breach by such Party of or a need of such Party to obtain any judgment, ruling, order or consent issued by any court, government agency or regulatory authority; and

(3)

such party has obtained all consents, approvals and authorizations necessary for the duly execution of this Agreement and all contracts and documents mentioned in this Agreement to which it is a party and for the observance and performance of its obligations under this Agreement and the other contracts and documents mentioned above.

Article 4 Undertakings

4.1

In order to successfully complete the termination of rights and obligations under the Existing Control Documents, the Parties shall execute all necessary or appropriate documents and take all necessary or appropriate actions to actively cooperate with the other Parties to obtain relevant government approval or/and registration documents and to handle relevant termination procedures.

Article 5 Rescission or Termination of the Agreement

5.1	In addition to the termination conditions expressly agreed in this Agreement, the Parties agree that this Agreement may be rescinded or terminated due to the following circumstances:

(1)	this Agreement is terminated by consensus of the Parties, and all costs and losses resulting therefrom shall be borne by the Parties respectively; and

(2)	the other Parties shall have the right to terminate this Agreement if the purpose of this Agreement is frustrated due to any violation by a Party of its obligations under this Agreement.

Article 6 Liability for Breach of Contract and Indemnification

6.1	It shall constitute a breach of contract if any Party violates or fails to perform any of its representations, warranties, undertakings, obligations or responsibilities under this Agreement.

6.2

Except as specifically agreed in this Agreement, if either Party violates this Agreement and causes the other Parties to bear any expenses, liabilities or suffer any losses, the Breaching Party shall indemnify the other Parties for any of the above losses (including but not limited to interest paid or lost due to the breach of contract and attorney’s fees). The total amount of indemnification paid by the Breaching Party to the other Parties shall be to the extent of the losses caused by such breach.

Article 7 Governing Law and Dispute Resolution

7.1	The execution, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by and construed in accordance with the laws of China.

7.2	All disputes arising from or in connection with the implementation of this Agreement shall be resolved by the Parties through friendly consultation.

7.3

Either Party shall have the right to submit any dispute arising from this Agreement to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration procedures and rules then in effect. The arbitration tribunal shall be composed of three arbitrators appointed in accordance with the arbitration rules. Each of the applicant and the respondent shall appoint one arbitrator, and the third arbitrator shall be appointed by the first two arbitrators through consultation or by China International Economic and Trade Arbitration Commission. The arbitration shall be conducted in a confidential manner and the arbitration language shall be Chinese. The arbitration award is final and binding on the Parties.

7.4

During the arbitration, except for the part in dispute between the Parties and under the arbitration, the Parties shall continue to have their respective other rights under this Agreement and shall continue to perform their respective other obligations under this Agreement.

Article 8 Confidentiality

8.1

The Parties shall keep confidential this Agreement and the matters related to this Agreement. Without the written consent of the other Parties, no Party shall disclose any relevant matters of this Agreement to any third party other than a Party of this agreement, except that:

(1)

it is disclosed to the auditors, lawyers and other staff entrusted in the normal business, provided that such persons shall keep confidential the information related to this Agreement learned by them during the aforementioned work; and

(2)

such information and documents are available in public or such information is required to be disclosed by the laws and regulations or the express requirements of relevant securities regulatory authorities.

Article 9 Supplementary Provisions

9.1	This Agreement shall come into force upon the execution by the Parties.

9.2	This Agreement may be amended or modified by consensus of the Parties hereto. No amendment or modification shall be valid unless it is made in writing and signed by the Parties hereto.

9.3

If any provision of this Agreement is held invalid or unenforceable, it shall be deemed that such provision does not exist from the beginning without affecting the validity of other provisions of this Agreement, and the Parties hereto shall negotiate and determine a new provision to the extent permitted by law to ensure the maximum realization of the intention of the original provision.

9.4

Except as otherwise provided in this Agreement, no failure or delay of a Party to exercise its rights, powers or privileges under this Agreement shall constitute a waiver of such rights, powers and privileges, nor single or partial exercise of such rights, powers and privileges shall exclude the exercise of any other rights, powers and privileges.

9.5	This Agreement is made in five originals, each Party hereto holds one counterpart, and each counterpart shall have the same legal effect.

(The remainder of this page is intentionally left blank and followed by the signature pages.)

IN WITNESS WHEREOF, the Parties have executed or caused their authorized representatives to execute this Framework Agreement as of the date first above written.

Conew Network Technology (Beijing) Co., Ltd. (Seal)

/s/ Authorized Signatory

Beijing Conew Technology Development Co., Ltd. (Seal)

/s/ Authorized Signatory

Cheetah Mobile Inc.

By:	/s/ Sheng Fu
Name: Sheng Fu
Title: Director

Signature Page of the Framework Agreement

IN WITNESS WHEREOF, the Parties have executed or caused their authorized representatives to execute this Framework Agreement as of the date first above written.

Sheng Fu

By:	/s/ Sheng Fu

Kun Wang

By:	/s/ Kun Wang

Signature Page of the Framework Agreement

Annex I Existing Control Documents

No.	Document Name	Parties	Execution Date
1	Exclusive Equity Option Agreement	WFOE, Domestic Company, Existing Shareholders	July 5, 2018
2	Equity Pledge Agreement	WFOE, Domestic Company, Existing Shareholders	July 5, 2018
3	Proxy Agreement and Power of Attorney	WFOE, Domestic Company, Existing Shareholders	July 5, 2018

Annex to the Framework Agreement

Annex II New Control Documents to Be Executed

No.	Document Name	Parties
1	Exclusive Equity Option Agreement	Cayman Company, Domestic Company, Existing Shareholders
2	Equity Pledge Agreement	WFOE, Domestic Company, Existing Shareholders
3	Proxy Agreement and Power of Attorney	Cayman Company, Domestic Company, Existing Shareholders

Annex to the Framework Agreement